Exhibit 99.1

Canterbury Park Holding Corporation Announces 2015 First Quarter Financial Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 14, 2015--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced financial results for the first quarter ended March 31, 2015.

Canterbury Park Holding Corporation (the “Company”) reported net income of $388,680 on net revenues of $9,881,038 for the three months ended March 31, 2015, compared to net income of $406,007 on net revenues of $9,374,454 for the same period in 2014. Diluted earnings per share in the 2015 first quarter were $.09, compared to diluted earnings per share of $.10 for the same period last year.

Net revenues in the first quarter increased $506,584, or 5.4%, from the 2014 first quarter, due to a 6.5% increase in Card Casino revenue and a 3.6% increase in food and beverage revenue, partially offset by a 10.4% decrease in pari-mutuel revenue. The overall revenue increase is primarily attributable to an increase in table games collection revenue in our Card Casino due in part to more effective utilization of the CRM software and data base marketing initiative. At the same time, our first quarter 2015 simulcast revenues were adversely affected by the resumption of simulcasting at our competitor Running Aces in August 2014, a continuing migration of our simulcast customers to internet wagering platforms, and a nationwide decline in simulcast wagering compared to the first quarter of 2014.

Total operating expenses in the first quarter of 2015 increased $537,109, or 6.2%, to $9,218,732 compared to $8,681,623 for the three-month period ended March 31, 2014. This increase is primarily a result of higher labor expenses due to the increase in Minnesota’s statutory minimum wage on August 1, 2014 and increased head count to support our catering and events initiatives.

Additional information regarding the Company’s first quarter 2015 results is presented in the accompanying table and in our Form 10-Q report that will be filed with the Securities and Exchange Commission on May 15, 2015.

Management Comments
Randy Sampson, Canterbury Park’s President and Chief Executive Officer, commented: “Our 2015 first quarter operating results reflect both the opportunities and the challenges in our business as our table games, food and beverage, and events businesses posted solid gains, but were partially offset by declining simulcast revenues and an increase in Minnesota’s minimum wage. These mixed business conditions and challenges are expected to continue and will include an increase in the minimum wage from $8 per hour to $9 per hour in August. We are, nevertheless, excited about growth opportunities in our Card Casino and Live Racing businesses as well as recent initiatives and activities in our Catering and Events business that we expect will generate significant profitable growth. These include our new 30,000 square foot Expo Center that opened in September, 2014 and the first quarter remodel of our Triple Crown Club, which has created a first class banquet facility for year-round parties and events. In addition, as we recently announced, we continue to make progress in our goal to transform our excess and underutilized land into a destination mixed-use development adjacent to our Racetrack.”

Mr. Sampson added: “In a few weeks we will celebrate the third anniversary of our Cooperative Marketing Agreement (CMA) with the Shakopee Mdewakanton Sioux Community (SMSC). The CMA has enabled us to offer a very competitive purse structure and the cooperative marketing funds have allowed us to increase our live racing advertising and promotions as well as enhance our guest experience. As a result, we anticipate that the 2015 live race meet that begins on May 15 will feature the highest quality and most competitive racing in the history of Canterbury Park.”

Use of Non-GAAP Financial Measures:
To supplement our financial statements, we also provide investors with EBITDA (defined below), which is a non-GAAP measure. EBITDA represents earnings before interest income, income tax expense, and depreciation and amortization. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.

About Canterbury Park:
Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 70-day 2015 live race meet begins on May 15 and ends September 12. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, MN. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:
From time to time, in press releases and in other communications to shareholders or the investing public, the Canterbury Park Holding Corporation may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans based on management’s beliefs and assumptions. These forward looking statements are typically preceded by the words such as "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties, including those disclosed in our periodic filings with the Securities and Exchange Commission, which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2015	March 31, 2014

Operating Revenues, (net)	$9,881,038	$9,374,454

Operating Expenses	$9,218,732	$8,681,623

Non-Operating Income, net	$616	$637

Income Before Income Taxes	$662,922	$693,468

Income Tax Expense	$(274,242)	$(287,461)

Net Income	$388,680	$406,007

Basic Net Income Per Common Share	$.09	$0.10

Diluted Net Income Per Common Share	$.09	$0.10

RECONCILIATION OF NET INCOME TO EBITDA

	Three Months	Three Months
	Ended	Ended
	March 31, 2015	March 31, 2014

Net income	$388,680	$406,007

Interest income, net of interest expense	(616)	(637)

Income tax expense	274,242	287,461

Depreciation	564,105	526,620

EBITDA	$1,236,411	$1,219,451

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223